EXHIBIT 8.6(b)

SERVICE AGREEMENT

THIS AGREEMENT (this “Agreement”) dated as of August 12, 2008, between Delaware Distributors L.P. (“Distributor”), a limited liability partnership with its principal offices at One Commerce Square, 2005 Market Street, Philadelphia, Pennsylvania, 19103, as Distributor for Delaware VIP Trust (the “Fund”), an open-end management investment company organized as a statutory trust under the laws of the State of Delaware, and Kemper Investors Life Insurance Company (the “Company”), a Illinois corporation having its principal office and place of business at 15375 SE 30th Place, Suite 300, Bellevue, WA 98007, on its behalf and on behalf of each separate account set forth on attached Schedule A as it may be amended from time to time (the “Separate Accounts”), as issuer of variable annuities and/or variable life insurance policies funded through the Separate Accounts for distribution (the “Contracts”).

In consideration of the promises and mutual covenants set forth in this Agreement, the parties agree as follows:

1.	Services Provided

The Company agrees to provide services to the Fund including the following:

a)	responding to inquiries from the Company Contract owners using one or more portfolios (each, a “Portfolio”) of the Fund as an investment vehicle regarding the services performed by the Company as they relate to the Fund;

b)	providing information to Distributor and to Contract owners with respect to shares attributable to Contract owner accounts and maintaining records for each Contract owner with respect to units purchased and redeemed and unit balances;

c)	printing and mailing of shareholder communications from the Fund (such as proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution, and tax notices) as may be required;

d)	facilitation of the tabulation of Contract owners’ votes in the event of a meeting of the shareholders;

e)	communication directly with Contract owners concerning the Fund’s operations;

f)	providing such other similar services as Distributor may reasonably request pursuant to the extent permitted or required under applicable statutes, rules, and regulations.

2.	Expense Allocation

Subject to Paragraph 3 hereof, the Company or its affiliates shall initially bear the costs of the following:

a)	printing and distributing the Fund’s prospectus, statement of additional information and any amendments or supplements thereto, periodic reports to shareholders, Fund proxy material, and other shareholder communications (collectively, the “Fund Materials”) to be distributed to prospective Contract owners;

b)	printing and distributing all sales literature or promotional material developed by the Company or its affiliates and relating to the Contracts;

c)	servicing Contract owners who have allocated Contract value to a Portfolio, which servicing shall include, but is not limited to, the items listed in Paragraph 1 of this Agreement.

3.	Payment of Expenses

a)

Distributor will pay the Company a quarterly fee equal to a percentage of the average daily net assets of each Portfolio attributable to Contracts, at the annual rate as set forth in the following schedule (“Portfolio Servicing Fee”), in connection with the expenses incurred by the Company under Paragraph 2 hereof: 0.20% annually of all assets in any Portfolio of the Fund attributable to Contracts. For purposes of computing the payment to the Company under this paragraph, the average daily value of shares held in the covered Separate Accounts over a monthly period shall be computed by totaling such Separate Accounts’ aggregate investment (share net asset value multiplied by total number of shares held by such Separate Accounts) on each day during the calendar month, and dividing by the total number of days during such month. The Company will deliver to Distributor a quarterly statement showing the calculation of the amounts payable to the Company by Distributor, along with other supporting data reasonably requested by Distributor. The fees will be calculated based on monthly periods, but billed quarterly. The data shall be sent in the format described in Schedule B. Unless the Company objects in writing, Distributor will pay the fee to the Company within thirty (30) days following Distributor’s receipt of such statement from the Company. Distributor will make payment to the Company if the fee payable to the Company equals or exceeds $50.00 in any particular quarter. If, however, payment due does not equal or exceed $50.00 in any particular quarter, the Company may roll any outstanding charges forward and include them on the Company’s next quarterly statement. During the effective period of this Agreement, and for a period of thirty (30) days following receipt by Distributor of a final statement from the Company in the event of a termination of this Agreement, Distributor or its duly appointed agents or representatives may review any relevant books and records during the Company’s normal business hours for the purpose of verifying the accuracy of the amounts billed by the Company, or the fees paid by Distributor to the Company.

The Distributor and Company acknowledge that should a dispute arise as to the Company’s calculation of the amount due from the Distributor, the parties will use reasonable commercial efforts to resolve the dispute in good faith. Supporting documentation of the amount due, in a format agreed to by both parties, shall be provided along with the invoice.

b)	From time-to-time, the parties hereto shall review the Portfolio Servicing Fee to determine whether it reasonably approximates the incurred and anticipated costs, over time of the Company in connection with its duties hereunder. The parties agree to negotiate in good faith any change to the Portfolio Servicing Fee requested by a party in good faith.

c)	The Fund shall have no obligation to pay the Company any fees, including the Portfolio Servicing Fee, under this Agreement.

4.	Term of Agreement

Either party may terminate this Agreement, without penalty, on 60 days’ written notice to the other party. Unless so terminated, this Agreement shall continue in effect for so long as Distributor or its successor(s) in interest, or any affiliate thereof, continues to perform in a similar capacity for the Fund, and for so long as any Contract value or any monies attributable to the Company is allocated to a Portfolio.

5.	Indemnification

a)	The Company agrees to indemnify and hold harmless Distributor and its employees, officers, directors, agents, and affiliates from any and all loss, liability, and expense resulting from the negligence, bad faith or willful misfeasance of the Company under this Agreement or by reason of the reckless disregard of the Company’s obligations and duties under this Agreement, except to the extent such loss, liability or expense is the result of the willful misfeasance, bad faith or negligence of Distributor in the performance of its duties under this Agreement.

b)	Distributor agrees to indemnify and hold harmless the Company and its employees, officers, directors, agents, and affiliates from any and all loss, liability, and expense resulting from the negligence, bad faith or willful misfeasance of Distributor under this Agreement or by reason of the reckless disregard of the Distributor’s obligations and duties under this Agreement, except to the extent such loss, liability or expense is the result of the willful misfeasance, bad faith or negligence of the Company in the performance of its duties under this Agreement.

6.	Notice

Notices and communications required or permitted hereby will be given to the following persons at the following addresses and facsimile numbers, or such other persons, addresses or facsimile numbers as the party receiving such notices or communications may subsequently direct in writing:

If to the Distributor:

Delaware Distributors, L.P.

2005 Market Street

Philadelphia, PA 19103

Attn: General Counsel

Fax: 215-255-2108

If to the Company:

Kemper Investors Life Insurance Company

15375 SE 30th Place, Suite 300

Bellevue, WA 98007

Attn: General Counsel

Fax: 425-643-2418

With a Copy to:

Diane C. Davis

President & COO

15375 SE 30th Place, Suite 300

Bellevue, WA 98007

Fax: 425-643-8132

7.	Applicable Law

Except insofar as the Investment Company Act of 1940 or other federal laws and regulations may be controlling, this Agreement will be construed and the provisions hereof interpreted under and in accordance with the laws of the Commonwealth of Pennsylvania, without regard for that state’s conflict of laws principles.

8.	Severability

If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

9.	Rights Cumulative

The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the parties are entitled to under federal and state laws.

10.	Participation Agreement

Nothing in this Agreement shall amend, modify or supersede any contractual terms, obligation or covenants among or between the Company and Distributor previously or currently in effect, including those contractual terms, obligations or covenants contained in the Fund Participation Agreement.

11.	Assignment

Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the other party thereto.

12.	Amendment

This Agreement may be amended or modified in whole or in part only by a written agreement executed by both parties. Notwithstanding the above, the parties to this Agreement may amend the Schedule A to this Agreement from time to time to reflect changes in or relating to the Separate Accounts that are the subject of this Agreement.

13.	Captions

The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

14.	Counterparts

This Agreement may be executed simultaneously in two or more counterparts, each of which taken together will constitute one and the same instrument.

15.	Non-Exclusivity

The parties to this Agreement acknowledge and agree that this Agreement shall not be exclusive in any respect.

16.	Cooperation

Each party to this Agreement will cooperate with the other party and all appropriate governmental authorities (including without limitation the Securities and Exchange Commission, the Financial Industry Regulatory Authority. and state insurance regulators) and will permit each other and such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.

17.	Duly Authorized Agreement

Each party represents that the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have been duly authorized by all necessary corporate or partnership action, as applicable, by such party and when so executed and delivered this Agreement will be the valid and binding obligation of such party enforceable in accordance with its terms.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers signing below.

KEMPER INVESTORS LIFE INSURANCE COMPANY		DELAWARE DISTRIBUTORS, L.P.

By:	/s/ Diane C. Davis	By:	/s/ Theodore K. Smith
Name:	Diane C. Davis	Name:	Theodore K. Smith
Title:	President & COO	Title:	President

SCHEDULE A

SEPARATE ACCOUNTS

Name of Separate Account and Date Established

KILICO Variable Annuity Separate Account – 3, established December 13, 2007

SCHEDULE B

Contact Information

•	Name, phone number, e-mail, company, address of invoice contact

•	How to send payment (wire instructions or check/address)

Invoice Data

•	Date of Invoice

•	Billing Period

•	Company Name

•	Invoice number (Created by Agent)

•	Accounts by Delaware fund name & CUSIP

•	Delaware fund account number

•	Account Registration

•	Number of participants by account number

•	Average assets for the billing period

•	Services compensation rate 0.20%

•	Payable Amount